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                                                                       Exhibit 8

                                  502 562-7230
                                 March 31, 1994


Board of Directors
CBT Corporation
333 Broadway
Paducah, Kentucky  42001

Board of Directors
BMC Bankcorp, Inc.
11th and Poplar Streets
Benton, Kentucky  42045


Gentlemen:

                 You have requested our opinion concerning certain federal income tax consequences of the merger of CBT Acquisition Corp, a Kentucky corporation ("Acquisition Corp") with and into BMC Bankcorp, a Kentucky corporation ("BMC") pursuant to the Agreement and Plan of Reorganization dated January 10, 1994 by and among CBT Corporation, a Kentucky corporation ("CBT"), Acquisition Corp and BMC (the "Plan of Reorganization") and the Plan of Merger dated January 10, 1994 by and among Acquisition Corp, CBT and BMC (the "Plan of Merger"). Capitalized terms used in this opinion and not defined herein shall have the meanings ascribed to them in the Plan of Reorganization and the Plan of Merger.

                 Our opinion is based upon the facts and assumptions set forth herein, and upon a review of the Plan of Reorganization and the Plan of Merger. In rendering this opinion, we have assumed that the Merger will be consummated in the manner provided in the Plan of Reorganization and the Plan of Merger.





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CBT Corporation
BMC Bankcorp, Inc.
March 31, 1994
Page 2.





                                     FACTS

                 BMC is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of [i] 1,000,000 shares of preferred stock without par value, of which as of this date no shares are issued or outstanding, and [ii] 1,000,000 shares of common stock without par value ("BMC Common Stock"), of which at the date hereof 597,780 shares are issued and outstanding and fully paid and nonassessable.

                 Acquisition Corp is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of 1,000 shares of common stock without par value, of which at the date hereof 1,000 shares are issued and outstanding and owned by CBT.

                 At the Effective Time Acquisition Corp will be merged with and into BMC. Except for Dissenting Shares, each share of BMC Common Stock issued and outstanding immediately prior to the Effective Time will automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted into two (2) shares of the common stock of CBT (the "CBT Common Stock").


                                  ASSUMPTIONS

                 1. The fair market value of the CBT Common Stock and other consideration received by each BMC shareholder will be approximately equal to the fair market value of the BMC Common Stock surrendered in the exchange.

                 2. There is no plan or intention by the shareholders of BMC who own one percent (1%) or more of the BMC Common Stock, and to the best knowledge of the management of BMC, there is no plan or intention on the part of the remaining BMC shareholders to sell, exchange, or otherwise dispose of a number of shares of CBT Common Stock received in the transaction that would reduce the BMC shareholders' ownership of CBT Common Stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding BMC Common Stock as of the same date. For purposes of this representation, shares of BMC Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of CBT Common Stock will be treated as outstanding BMC Common Stock on the date of the transaction. Moreover, shares of BMC Common Stock and shares of CBT Common Stock





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CBT Corporation
BMC Bankcorp, Inc.
March 31, 1994
Page 3.



held by BMC shareholders and otherwise sold, redeemed, or disposed of prior to subsequent to the transaction will be considered in making this representation.

                 3. Following the transaction, BMC will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets and at least ninety percent (90%) of the fair market value of Acquisition Corp's net assets and at least seventy percent (70%) of the fair market value of Acquisition Corp's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by BMC or Acquisition Corp to dissenters, amounts paid by BMC or Acquisition Corp to shareholders who receive cash or other property, amounts used by BMC or Acquisition Corp to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by BMC will be included as assets of BMC or Acquisition Corp, respectively, immediately prior to the transaction.

                 4. Prior to the proposed transaction, CBT will be in control of Acquisition Corp within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

                 5. BMC has no plan or intention to issue additional shares of its stock that would result in CBT losing "control" of BMC within the meaning of Section 368(c) of the Code.

                 6. CBT has no plan or intention to reacquire any of its stock issued in the transaction.

                 7. CBT has no plan or intention to liquidate BMC; to merge BMC with or into another corporation; to sell or otherwise dispose of the stock of BMC except for transfers of stock to corporations controlled by CBT; or to cause BMC to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition Corp, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by BMC.

                 8. Acquisition Corp will have no liabilities assumed by BMC, and will not transfer to BMC any assets subject to liabilities, in the transaction.

                 9. Following the transaction, BMC will continue its historic business or use a significant portion of its historic business assets in a business.





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CBT Corporation
BMC Bankcorp, Inc.
March 31, 1994
Page 4.




                 10. CBT, Acquisition Corp, BMC and the shareholders of BMC will pay their respective expenses, if any, incurred in connection with the transaction.

                 11. There is no intercorporate indebtedness existing between CBT and BMC or between Acquisition Corp and BMC that was issued, acquired, or will be settled at a discount.

                 12. In the proposed transaction, shares of BMC Common Stock representing control of BMC, as defined in Section 368(c) of the Code, will be exchanged solely for CBT Common Stock. For purposes of this representation, shares of BMC Common Stock exchanged for cash or other property originating with CBT will be treated as outstanding BMC Common Stock on the date of the transaction.

                 13. At the time of the proposed transaction, BMC will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire BMC Common Stock that, if exercised or converted, would affect CBT's acquisition or retention of control of BMC, as defined in Section 368(c) of the Code.

                 14. CBT does not own, nor has it owned during the past five years, any shares of the BMC Common Stock.

                 15. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 16. On the date of the proposed transaction, the fair market value of the assets of BMC will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                 17. BMC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 18. None of the compensation to be received by any shareholder-employees of BMC will be separate consideration for, or allocable to, any of their shares of BMC Common Stock; none of the shares of CBT Common Stock to be received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be





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CBT Corporation
BMC Bankcorp, Inc.
March 31, 1994
Page 5.



commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


                                    OPINION

                 Based upon an analysis of the relevant sections of the Code, the regulations promulgated thereunder, and such other authority as is available on the date hereof, and upon the assumptions set forth herein, it is our opinion that the merger of Acquisition Corp into BMC will have the following federal income tax consequences.

                 1. The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

                 2. BMC, CBT and Acquisition Corp will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                 3. No gain or loss will be recognized by BMC upon the receipt of the Acquisition Corp assets in exchange for BMC Common Stock.
Section 1032(a) of the Code.

                 4. No gain or loss will be recognized by CBT on the receipt of BMC Common Stock solely in exchange for Acquisition Corp stock.
Section 354(a)(1) of the Code.

                 5. No gain or loss will be recognized by Acquisition Corp on the transfer of its assets to BMC in exchange for BMC Common Stock and the assumption by BMC of the liabilities, if any, of Acquisition Corp. Sections 361(a) and 357(a) of the Code.

                 6. No gain or loss will be recognized by the BMC shareholders upon the exchange of BMC Common Stock solely for CBT Common Stock.
Section 354(a)(1) of the Code.

                 7. The basis of the CBT Common Stock received by the BMC shareholders will be the same as the basis of the BMC Common Stock surrendered in exchange therefor. Section 358(a)(1) of the Code.

                 8. The basis of the Acquisition Corp's assets to be acquired by BMC will, in each case, be the same as the basis of such assets in the hands of Acquisition Corp immediately prior to the proposed transaction.
Section 362(b) of the Code.





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CBT Corporation
BMC Bankcorp, Inc.
March 31, 1994
Page 6.




                 9. The holding period of the CBT Common Stock to be received by the BMC shareholders will include the period during which the BMC Common Stock surrendered therefor was held, provided the BMC Common Stock is held as a capital asset in the hands of the shareholders on the date of the exchange. Section 1223(1) of the Code.

                 10. The holding period of the Acquisition Corp assets in the hands of BMC will, in each case, include the period during which such assets were held by Acquisition Corp. Section 1223(2) of the Code.

                 11. Where a dissenting shareholder receives solely cash in exchange for his or her BMC Common Stock, such cash will be treated as having been received by the stockholder as a distribution in redemption of his or her BMC Common Stock subject to the provisions and limitations of Section 302 of the Code. Rev. Rul. 74-502, 1974-2 C.B. 116.


                                   CONCLUSION


                 The foregoing opinions are premised upon the accuracy and validity of the facts and assumptions we have set forth herein, including the fact that the Merger will be consummated in the manner provided in the Plan of Reorganization and the Plan of Merger. Our opinion is further based upon the law in effect on the date hereof. You should note that future legislative changes, administrative pronouncements and judicial decisions (some of which may be applied retroactively) could materially impact the conclusions reached herein. Our opinion is limited to the issues specifically addressed herein and we render no opinions regarding issues that we have not specifically addressed.

                 No person or entity other than the addressees hereof is authorized to rely upon this opinion without our prior express written consent. We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement on Form S-4 to be issued by CBT (the "Registration Statement") pursuant to the Plan of Reorganization, and to the statement made regarding our firm under the caption "Certian Federal Income Tax Consequences" in the prospectus included in the Registration Statement.

                                           Sincerely yours,

                                           WYATT, TARRANT & COMBS

                                           /s/ Wyatt, Tarrant & Combs